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                                                                   EXHIBIT 10.18

                            MODIFICATION AGREEMENT

     MODIFICATION AGREEMENT, dated as of January 1, 2000 (this "Modification Agreement"), between BOARDRUSH MEDIA, LLC, a Vermont limited liability company having an office at 972 Putney Road, Suite 299, Brattleboro, Vermont 05301 ("Boardrush"), and JFAX.COM, INC., a Delaware corporation having an office at 6922 Hollywood Boulevard, Suite 900, Los Angeles, California 90028 ("JFAX").

                                  WITNESSETH:

     WHEREAS, Boardush and JFAX are parties to, or payees under, the following documents and agreements:

     Pledge Agreement, dated as of March 17, 1997 (the "Pledge Agreement"), among Boardrush, JFAX, and Sullivan & Cromwell, as collateral agent;

     Note Agreement, dated as of March 17, 1997 (as amended by a letter agreement, dated as of June 1, 1999, the "Note Agreement"), between Boardrush and JFAX;

     $2,250,000 Promissory Note, dated March 17, 1997 (as restated on February 26, 1999, the "Note"), issued by Boardrush payable to JFAX;

     Consulting Agreement, dated March 17, 1997 (the "Consulting Agreement"), among Boardrush, JFAX, Jens Muller, and John F. Rieley; and

     Registration Rights Agreement, dated as of March 17, 1997 (the "Registration Rights Agreement"), among JFAX, Boardrush, Orchard/JFAX Investors, Jens Muller, John F. Rieley, Nehemia Zucker, and Anand Narasimhan; and

     WHEREAS, the parties desire to modify certain terms of the Note Agreement, the Note, and the Consulting Agreement as more fully set forth below.

     NOW, THEREOF, for full and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Boardrush and JFAX hereby agree as follows:

     1. The Extended Term (as defined in the Consulting Agreement) is hereby reduced such that the Extended Term (and the term of the Consulting Agreement) shall expire on December 31, 2002.

     2. Section 5.3 of the Note Agreement is hereby deleted in its entirety and replaced with the following:

     "5.3.  (a)  Payment Through Consulting Services.  In addition to and not
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in limitation of Section 5.2 above, during the period beginning on March 17,
1999 and ending on December 31, 2002, the Issuer shall effect payment of the Notes through an extension, for an additional period of approximately three and one-half years commencing on March 17, 1999 and ending on December 31, 2002 (the "Extended
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Term"), of the Consulting Agreement entered into between the Issuer and the
Investor simultaneously with the Closing (the "Consulting Agreement"). Such payment of the Notes through services rendered pursuant to such Consulting Agreement shall be deemed to include both principal and interest, with reductions in principal to be calculated pro rata according to the time served over a five (5)-year period (i.e., $37,500 per calendar month) commencing March 17, 1999, so that the Notes shall be deemed to have been prepaid, in part, in the total principal amount of $1,704,435.48 during the Extended Term; provided, however, that the parties agree that the principal reduction for the period January 1, 2000 through December 31, 2002 (in the amount of $1,350,000) shall not occur on a monthly basis and shall not be deemed earned until December 31, 2002 at the completion of the Extended Term, on which date such $1,350,000 amount shall be deemed earned in full. Any and all interest on the Notes accruing during the Extended Term shall be deemed paid in arrears on the last Business Day of each month occurring during the Extended Term. Any termination during the Extended Term of Consulting Agreement (with the single exception of termination thereof for Cause as defined in the Consulting Agreement), whether as a result of death, disability or other reason, shall have the effect of accelerating the performance of such extended Consulting Agreement to the date of termination, and the Notes shall be deemed to have been prepaid in part in accordance with the second sentence of this Section 5.3(a) at such time. However, in the case of any termination during the Extended Term of the Consulting Agreement for Cause as defined in the Consulting Agreement, the deemed prepayment of the Notes pursuant to this Section 5.3 shall be a partial prepayment of principal through the date of such termination only (with the partial prepayment equaling $37,500 per calendar month, commencing March 17, 1999 and ending on the date of such termination). The parties further agree that any cash payments made by the Company to the Issuer under the Consulting Agreement during the Extended Term shall reduce dollar-for-dollar the deemed principal reduction discussed in the second sentence of this Section 5.3(a).

     (b)   Payment in Common Stock.  In lieu of the Issuer making payments of
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principal and/or interest due on the Notes in cash, the Issuer may, in connection with any such payment, elect to make such payment by the delivering to the Holder a written notice of repayment with Common Stock (a "Common Stock Repayment Notice") together with a certificate or certificates representing a number of shares of Common Stock equal to the product of (i) the aggregate amount of principal and/or interest which the Issuer is electing to pay in shares of Common Stock (which amount shall be set forth in the Common Stock Repayment Notice) multiplied by (ii) a fraction, the numerator of which is one
(1), and the denominator of which is the Fair Market Value (as hereinafter defined) per share of the Common Stock at the time of the delivery of the Repayment Common Stock Notice to the Holder. As used herein, "Fair Market Value" shall mean (x) if the Common Stock is listed on a national securities exchange registered under the Securities Exchange Act of 1934, a price equal to the closing sales price for the Common Stock on such exchange for the trading day immediately preceding the time of the delivery of the Repayment Common Stock Notice to the Holder and (y) if not so listed, and the Common Stock is quoted on NASDAQ, a price equal to the closing sales price for the Common Stock quoted on such system for the trading day immediately preceding the time of the delivery of the Repayment Common Stock Notice to the Holder.

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     (c)  If at any time prior to December 31, 2002, the Issuer makes a payment in cash or Common Stock equal to $760,618, then (i) the provisions of Article VI hereof (regarding mandatory redemption of the Note in the event that the Issuer or its affiliates sells at least $6 million in value of Common Stock) shall thereafter be void and of no further force or effect and (ii) Pledge Agreement shall be of no further force or effect and the shares of Common Stock pledged thereunder shall be released from the lien thereof. Thereafter, absent a termination of the Consulting Agreement for Cause, the outstanding principal amount of, and interest on, the Notes will be paid off through payment of fees under the Consulting Agreement.

     3. The parties agree that the Note is hereby amended and restated in its entirety in the form of an Amended and Restated Promissory Note delivered by Boardrush to JFAX concurrently with the execution of this Modification Agreement.

     4. Except as expressly modified herein, the Pledge Agreement, the Note Agreement, the Consulting Agreement and the Registration Rights Agreement remain unmodified and in full force and effect. The parties hereto expressly ratify and reaffirm the terms of these agreements as modified by this Modification Agreement.

     5. This Modification Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused their respective authorized representatives to sign this Modification Agreement as of the date first written above and each of the undersigned hereby represents and warrants that (s)he is authorized to execute this Modification Agreement on behalf of the respective party to this Modification Agreement and that this Modification Agreement when executed by such party shall become a valid and binding obligation enforceable by and against such party in accordance with its terms.




                                             BOARDRUSH MEDIA, LLC


                                                  By: /s/ JENS MULLER
                                                     _________________________
                                                     Jens Muller
                                                     Manager


                                             JFAX.COM, INC.


                                                  By: /s/ Richard S. Ressler
                                                     _________________________
                                                     Richard S. Ressler
                                                     Chairman

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